UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): June 17, 2011

MedQuist Inc.
(Exact Name of Registrant as Specified in Charter)

New Jersey	0-19941	22-2531298
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9009 Carothers Parkway
Franklin, Tennessee 37067
(Address of Principal Executive Offices) (Zip Code)
(866) 295-4600
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On February 8, 2011 and February 10, 2011, two of MedQuist Inc.'s minority shareholders filed class action complaints in the Superior Court of New Jersey, Burlington County, Chancery Division, (the “Court”) against us, the individual members on our board of directors and MedQuist Holdings Inc. (the “Shareholder Litigation”). Plaintiffs alleged that the defendants breached certain fiduciary duties they owed to our minority shareholders in connection with the structuring and disclosure of MedQuist Holdings Inc.'s public exchange offer under which it acquired additional shares of our common stock resulting in MedQuist Holdings Inc. owning approximately 97% of our issued and outstanding shares (the “Public Exchange Offer”).

On March 4, 2011, the parties to the Shareholder Litigation entered into a memorandum of understanding (the “MOU”) that outlined the material terms of a proposed settlement of the Shareholder Litigation. Under the terms of the MOU, MedQuist Holdings Inc. agreed to extend the expiration of the Public Exchange Offer and further agreed that if, as a result of the Public Exchange Offer, it obtained ownership of at least 90% of our outstanding common stock it would conduct a short-form merger under applicable law to acquire the remaining shares of our common stock that it does not currently own at the same exchange ratio applicable under the Public Exchange Offer. We agreed to make certain supplemental disclosures concerning the Public Exchange Offer, which were contained in an amendment to Schedule 14D-9 that we filed with the SEC on March 7, 2011. We also agreed to use our best efforts to finalize a stipulation of settlement (the “Stipulation of Settlement”) and present it to the Court for preliminary approval within thirty days of the date of the MOU.

On April 1, 2011, the parties executed the Stipulation of Settlement that memorialized the terms of the settlement outlined in the MOU. On this same date, plaintiffs' counsel filed with the Clerk of the Court a Motion for Preliminary Approval of the Proposed Stipulation of Settlement. The Motion asked the Court to, among other things, (a) hold a hearing to address preliminary approval of the Stipulation of Settlement, (b) certify a class, for purposes of effectuating the Stipulation of Settlement only, of all our shareholders (except the named defendants and their families and affiliates) as of and including the date of the closing of the short-form merger contemplated under the Stipulation of Settlement, and (c) schedule a final hearing within 60 days to determine whether the Stipulation of Settlement is reasonable and fair and should receive final approval.

The Court held a preliminary approval hearing on April 19, 2011 and entered an Order preliminarily approving the settlement and setting a final approval hearing for June 17, 2011 (the “Preliminary Approval Order”). The Preliminary Approval Order also required us to provide mail and publication notice of the proposed settlement to all shareholders of recorded and established deadlines for objections to the settlement and for filing briefs in support and in opposition to the settlement.

On June 17, 2011, following mail and publication notice to our shareholders, the Court held a fairness hearing on the settlement. On this date, the Court entered an Order and Final Judgment (the “Final Judgment”) that, among other things, (a) certified the settlement class consisting of all our shareholders (except the named defendants and their families and affiliates) as of and including the date of the closing of the short-form merger contemplated under the Stipulation of Settlement (the “Settlement Class”), (b) found the terms set forth in the Stipulation of Settlement to be fair and reasonable and in the best interests of the Settlement Class, and (c) approved the application for attorney's fees and costs and awarded plaintiffs' counsel $400,000.

A copy of the Final Judgment is attached hereto as Exhibit 99.1 and is incorporated herein by reference into this Item 8.01. The foregoing description is a summary only and does not purport to be complete; it is qualified in its entirety by reference to the Stipulation of Settlement, the MOU, the Motion for Preliminary Approval of the Proposed Stipulation of Settlement, the Final Judgment and plaintiffs' complaints and other applicable court filings.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description of Exhibit

99.1	Order and Final Judgment, In Re: MedQuist Inc. Shareholder Litigation, Docket Number C-018-11, dated June 17, 2011.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 23, 2011	MedQuist Inc. By: /s/ Mark R. Sullivan Mark R. Sullivan General Counsel, Chief Compliance Officer and Secretary

Exhibit Index

Exhibit No.	Description of Exhibit

99.1	Order and Final Judgment, In Re: MedQuist Inc. Shareholder Litigation, Docket Number C-018-11, dated June 17, 2011.